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News Information                             For Immediate Release

Investor Contact
Chris Stanfield Echelon -408-938-5243 stanfield@echelon.com

Echelon to Defer a Portion of Third Quarter Revenue Until the Fourth Quarter

SAN JOSE, CA – October 5th, 2004 - Echelon Corporation (NASDAQ: ELON) announced today that it has revised its revenue guidance for total revenue in the third quarter ended September 30, 2004 downward by approximately $4 million to $22.5 million. The principal factor in this revision is a reduction in expected revenue related to Echelon’s project with Enel Distribuzione SpA. This reduction was due to Echelon’s decision to defer a portion of the Enel project revenue expected in the third quarter. If this revenue had not been deferred, Echelon would have exceeded its revenue guidance with respect to the Enel project for the quarter. Echelon expects to recognize substantially all of the revenues deferred from Q3 as well as revenue from further shipments to Enel during the fourth quarter.

The revenue is being deferred as a result of Echelon and Enel jointly agreeing to an Engineering Change Order that Enel would like Echelon to implement in the specification for future shipments of data concentrator products. Enel has requested, and Echelon has agreed, to also implement this change to data concentrators that were shipped to Enel during the third quarter. Echelon has reviewed the change requested by Enel and has determined that it will result in the replacement of a single, inexpensive capacitor.

"We have decided to defer revenue on all of the data concentrator units shipped in the third quarter until the work required to make the requested change has been completed," said Chris Stanfield, Echelon’s Senior Vice President of Finance and Chief Financial Officer. Echelon believes that the work to implement the change will be substantially completed during the fourth quarter, at which time substantially all of the revenue being deferred in the third quarter will be recognized.

Echelon will discuss its guidance for the remainder of this fiscal year at its third quarter conference call. The date, time, and access information for the call will be announced in a forthcoming press release.

About Echelon Corporation

Echelon Corporation is the creator of the LONWORKS ® platform, the world's most widely used standard for connecting everyday devices such as appliances, thermostats, air conditioners, electric meters, and lighting systems to each other and to the Internet. Echelon's hardware and software products enable manufacturers and integrators to create smart devices and systems that lower cost, increase convenience, improve service, and enhance productivity, quality, and safety. Thousands of companies have developed and installed LONWORKS products and over 40 million LONWORKS devices are in use in homes, buildings, factories, trains, and other systems worldwide. Further information regarding Echelon can be found at http://www.echelon.com.

Echelon is a co-organizer with LONMARK ® International of the LONWORLD ® Exhibition, the world’s largest event devoted to the networking of everyday devices, to be held October 20-21 in Shanghai, China. More information on the show can be found at http://www.lonworldexpo.com.
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Echelon, LONWORKS, LONWORLD, LONMARK , and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

This press release may contain statements relating to future plans, events or performance, such as those relating to Echelon’s actual revenue relating to the Enel project and overall financial results for the quarter ended September 30, 2004 and the year ending December 31, 2004. Such statements may involve risks and uncertainties, including risks relating to the project with Enel and the timing and success of the additional work undertaken by Echelon in connection therewith; and other risks identified in Echelon's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.